Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156031
PROSPECTUS
750,000 Shares
CSS INDUSTRIES, INC.
Common Stock
     The selling stockholder, Delv, L.P., or its donees, pledgees, assignees and successors-in-interest, is offering up to 750,000 shares of our common stock for resale to the public. Of these shares, 500,000 shares initially were issued by us in connection with the merger of Philadelphia Industries, Inc. into CSS Industries, Inc. in 1993 or in connection with a 2-for-1 stock split in 1993, and were subsequently acquired by the selling stockholder. The remaining 250,000 shares were acquired by the selling stockholder as a result of a 3-for-2 stock split in 2003. See “Selling Stockholder” for further information.
     We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder. We are paying the expenses of this offering.
     Our common stock is listed on the New York Stock Exchange under the symbol “CSS.” On December 8, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $22.53 per share.
     An investment in our common stock involves risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 (which is incorporated by reference in this prospectus), as well as other information contained in or incorporated by reference in this prospectus or in any supplement to this prospectus before making a decision to invest in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2008

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The shares of common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

CAUTIONARY STATEMENT
CONCERNING FORWARD-LOOKING STATEMENTS
     This prospectus, including the documents incorporated by reference into this prospectus, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include all statements other than statements of historical fact, including continued use of acquisitions to stimulate further growth; plans and objectives of management for future operations, the anticipated effect of measures we take to respond to cost and price pressures, and anticipated financial impact of restructurings and other events. The words “anticipate,” “enable,” “estimate,” “intend,” “expect,” “believe,” “potential,” “may,” “will,” “should,” “project” and similar expressions as they relate to us are intended to identify forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those expressed in the forward-looking statements. Such risks and uncertainties include, without limitation, general market conditions; increased competition; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; risks associated with the restructuring plans to close our facilities including the risk that the restructuring related costs may exceed expected amounts and the risk that the closures will adversely affect our ability to fulfill our customers’ orders on time; risks associated with our enterprise resource planning systems standardization project, including the risk that the cost of the project will exceed expectations, the risk that the expected benefits of the project will not be realized and the risk that implementation of the project will interfere with and adversely affect our operations and financial performance; the risk that customers may become insolvent; costs of compliance with government regulations and government investigations; liability associated with non-compliance with government regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in our annual report on Form 10-K for the fiscal year ended March 31, 2008 and elsewhere in our filings with the Securities and Exchange Commission, which we refer to in this prospectus as the “SEC.” As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
     Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our quarterly reports on Form 10-Q, annual report on Form 10-K and current reports on Form 8-K filed with the SEC. See “Where You Can Find Additional Information.” We provide a cautionary discussion of selected risks and uncertainties regarding an investment in our common stock in our periodic reports and in other documents that we subsequently file with the SEC.

OUR COMPANY
     We are a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion social expression products, principally to mass market retailers. These seasonal and all occasion products include:

•	gift wrap	•	gift bags

•	gift boxes	•	boxed greeting cards

•	gift tags	•	decorative tissue paper

•	decorations	•	classroom exchange Valentines

•	decorative ribbons & bows	•	Halloween masks

•	costumes	•	make-up and novelties

•	Easter egg dyes and novelties	•	craft products

•	educational products	•	memory books

•	journals	•	notecards

•	stationery	•	infant and wedding photo albums and scrapbooks

•	foil paper and waxed tissue products for the floral and horticulture industries	•	other gift items that commemorate life’s celebrations
     A substantial portion of our products are manufactured, packaged and/or warehoused in facilities located in the United States, with the remainder purchased primarily from manufacturers in Asia and Mexico. Our customers generally are mass market retailers, discount department stores, specialty chains, warehouse clubs, drug and food chains, dollar stores, independent card, gift and floral shops, and retail teachers’ stores. Our operating businesses include Paper Magic Group, Inc., BOC Design Group (consisting of Berwick Offray LLC and Cleo Inc) and C.R. Gibson, LLC. We acquired the C.R. Gibson business on December 3, 2007.
     We are a Delaware corporation. Our principal executive offices are located at 1845 Walnut Street, Philadelphia, Pennsylvania 19103 and our telephone number is (215) 569-9900. Our website is located at www.cssindustries.com. The information contained on our website is not a part of this prospectus and the reference to our website is intended to be an inactive textual reference only.
RISK FACTORS
     An investment in our common stock involves significant risks. Before investing in our common stock, you should read and consider the risk factors described in the periodic reports and other information that we file with the SEC and that are incorporated by reference in this prospectus, including, without limitation, the matters discussed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

USE OF PROCEEDS
     All of the shares of common stock to which this prospectus relates may be sold by the selling stockholder. The selling stockholder will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholder.
SELLING STOCKHOLDER
     This prospectus relates to the resale of our common stock by the selling stockholder, Delv, L.P., a Delaware limited partnership. Of the shares now held by the selling stockholder, 500,000 shares were initially acquired by our Chairman, Jack Farber, either in connection with the merger of Philadelphia Industries, Inc. (“PII”) into our company in 1993 or in connection with a 2-for-1 stock split in the form of a stock dividend later in 1993. Mr. Farber contributed the 500,000 shares to the selling stockholder in 1997. In July 2003, Mr. Farber sold the limited partnership interests in the selling stockholder, constituting 99.9 percent of its outstanding limited partnership interests, to the 2003 Farber Family Trust, of which his daughter, Ellen B. Farber (formerly known as Ellen B. Kurtzman), is the sole trustee. In addition, Mr. Farber sold all of the outstanding shares of stock of Delv, Inc., the general partner of the selling stockholder (the “General Partner”), in equal share amounts to each of the Trust FBO Ellen B. Farber under the 2002 Farber Children’s Trusts dated December 12, 2002 (the “Ellen Farber Trust”) and the Trust FBO David M. Farber under the 2002 Farber Children’s Trusts dated December 12, 2002 (collectively with the Ellen Farber Trust, the “Children’s Trusts”). The General Partner owns a 0.1 percent limited partnership interest in the selling stockholder. Ms. Farber is the sole trustee of each of the trusts identified above, and is the President, Secretary and Treasurer of the General Partner. As a result of a 3-for-2 stock split in the form of a stock dividend we paid to our stockholders in July 2003, the selling stockholder holds 750,000 shares of our common stock.
     Under the terms of a Registration Rights Grant that we provided to former holders of PII shares, including Mr. Farber, his heirs and certain related entities, we will pay all expenses of the registration of the common stock held by the selling stockholder, except that the selling stockholder will pay all underwriting discounts and commissions. Our expenses for registration of the shares of common stock are estimated to be $24,152.
     The table below sets forth certain information known to us, based upon information provided by the selling stockholder, with respect to the beneficial ownership of our shares of common stock held by the selling stockholder as of December 5, 2008. Because the selling stockholder may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, or the amount or percentage of shares of our common stock that will be held by the selling stockholder upon termination of any particular offering. See “Plan of Distribution.” For the purposes of the table below, we assume that the selling stockholder will sell all of its shares of common stock covered by this prospectus. The shares may be sold by the selling stockholder or its donees, pledgees, assignees and other successors-in-interest.

	Number of		Maximum	Beneficial Ownership
Name of	Shares	Percent of	Number of	After Resale of Shares
Selling	Beneficially	Shares	Shares Being	Number
Stockholder	Owned(1)	Outstanding(2)	Offered	of Shares	Percent
Delv, L.P.(3)	750,000	7.7%	750,000	0	0

(1)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power.

(2)	This percentage is calculated based upon a total of 9,686,084 shares of our common stock outstanding at November 30, 2008.

(3)	Ellen B. Farber exercises voting and investment power through the General Partner, which has the sole voting and investment power with regard to shares of common stock owned by the selling stockholder. One-half of the outstanding common stock of the General Partner is held by each of the Children’s Trusts, for which Ellen B. Farber serves as sole trustee. As a result, the Children’s Trusts may be deemed to have shared voting and investment power with regard to the shares held by the selling stockholder. Ms. Farber also is the sole director of the General Partner and serves as the President, Secretary and Treasurer of the General Partner. In that capacity, Ms. Farber has the power to act on behalf of the General Partner to vote and dispose of shares held by the selling stockholder. Ms. Farber may be deemed to be the beneficial owner of 1,098,233 shares of our common stock, including the shares held by the selling stockholder. Of the remaining shares, Ms. Farber owns 83,667 shares directly and may be deemed to beneficially own the following: 66,457 shares held by BLK Investments L.P., of which the sole General Partner is the Ellen Farber Trust, of which Ms. Farber is the sole trustee; 66,732 shares held by Oliver Ernest LP (“OELP”); and 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation, the members, officers and directors of which are Ms. Farber, her mother, her father and her brother. Ms. Farber has sole voting and investment power over the shares owned by the Farber Family Foundation, Inc. As a matter of policy, the Farber Family Foundation, Inc. will not vote the shares of common stock that it owns. With regard to the shares held by OELP, Ms. Farber has voting and investment power over these shares in her capacity as manager of a limited liability company that serves as the general partner of OELP. Ms. Farber disclaims beneficial ownership of all shares held by the selling stockholder, the Farber Family Foundation, Inc., OELP and the aforementioned trusts to the extent that she does not have a pecuniary interest in them. Ms. Farber has a business address at 801 Cassatt Road, Suite 111, Berwyn, PA 19312.
PLAN OF DISTRIBUTION
     The shares of common stock listed in the table appearing in the “Selling Stockholder” section of this prospectus are being registered to permit public secondary trading of these shares by the holder of such shares from time to time after the date of this prospectus. This does not mean, however, that those shares of common stock necessarily will be offered or sold.
     The selling stockholder and any of its donees, pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its respective shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     In connection with the sale of the common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder also may sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder also may enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The selling stockholder may from time to time pledge or grant a security interest in some or all the shares of common stock it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.
     The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters,” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the distribution of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.
     The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.
     In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
     The validity of the shares of common stock that may be offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.
EXPERTS
     The consolidated financial statements of CSS Industries, Inc. as of March 31, 2008 and 2007, and for each of the years in the three-year period ended March 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information requirements of the Securities Exchange Act of 1934, which we refer to below on the “Exchange Act,” and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers like us that file electronically with the SEC.
     This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities. This prospectus does not contain all of the information as set forth in the registration statement, certain parts of which are omitted in accordance with the SEC’s rules and regulations. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC at the address set forth in the preceding paragraph.

     Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.
DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This enables us to disclose important information to you by referring you to these documents. The information incorporated by reference is deemed to be part of this prospectus, and the information we file with the SEC after the date of this prospectus will automatically update, modify and, where applicable, supersede any information included in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed to be filed and not furnished in accordance with SEC rules). The SEC file number for these documents is 1-02661.
•	Annual Report on Form 10-K for the fiscal year ended March 31, 2008;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed April 23, 2008, June 9, 2008, June 18, 2008, August 6, 2008 (excluding information furnished under Item 7.01 and Exhibit 99.1), September 9, 2008 (excluding information furnished under Item 7.01 and Exhibit 99.1) and November 26, 2008;

•	The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on June 7, 1993.
     We also incorporate by reference into this prospectus all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of securities under this prospectus. To the extent that any information contained in any current report on Form 8-K, or any exhibit to the report, was furnished to, rather than filed with the SEC, the information or exhibit is specifically not incorporated by reference in this prospectus. Any statement made in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement made in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     To obtain a copy of any or all of the documents incorporated by reference in this prospectus, you may write or telephone us at the following address and telephone number:
CSS Industries, Inc.
1845 Walnut Street, Suite 800
Philadelphia, PA 19103
Attention: Secretary
(215) 595-9900